EXHIBIT 10.1

GULFTERRA ENERGY PARTNERS, L.P. 4 Greenway Plaza Houston, Texas 77046	ENTERPRISE PRODUCTS PARTNERS L.P. 2727 North Loop West Houston, Texas 77008

September 30, 2004

Mr. Bart Heijermans
Senior Vice President, Offshore

Re:	Effect of the GulfTerra Energy Partners, L.P. (“GTM”)/ Enterprise Products Partners L.P. (“EPD”) merger on your GTM restricted units and performance-based restricted units

Dear Bart:

        Pursuant to the award agreement dated August 15, 2003 (your “Award Agreement”), GTM granted you a special award of 15,000 restricted units and 15,000 performance-based restricted units under the 1998 Omnibus Compensation Plan (as amended, restated, supplemented or otherwise modified, the “GTM Plan”). This letter (this “Letter Agreement”) confirms our arrangement with respect to those units and how they will be treated upon and after the closing of the merger between GTM and EPD. Each GTM restricted unit and GTM performance-based restricted unit will, at the closing of the merger, be exchanged for 1.81 comparable EPD awards, or 27,150 EPD restricted units and 27,150 EPD phantom units. Although the GTM Plan will terminate upon the closing of the merger, the EPD restricted units and EPD phantom units will be subject to the same restrictions and entitlements as those contained in the GTM Plan (as though it had not been terminated and with the substitution of EPD for GTM as the “Company” therein and of EPD’s general partner as the “General Partner” therein) and this Letter Agreement. The EPD phantom units will be granted under the Enterprise Products 1998 Long-Term Incentive Plan (“EPD Plan”). If the merger does not close, this Letter Agreement will terminate, and your Award Agreement and the GTM Plan will remain in effect.

    EPD Restricted Units

        The EPD restricted units will cliff vest on August 1, 2007, provided you remain continuously employed by EPD or its affiliates until such date. As discussed above, these EPD restricted units will be subject to the same restrictions set forth in the GTM Plan, including prohibitions against transfer and resale. During the restriction period, as is true with respect to your GTM restricted units, you may vote your EPD restricted units and will receive any distributions on those EPD restricted units.

    EPD Phantom Units

        The restrictions on the EPD phantom units will lapse on August 1, 2007, provided that the total cash flow (EBITDA) from the Cameron Highway Project equals or exceeds the Target EBITDA, and that you remain continuously employed by EPD or its affiliates until such date. The Target EBITDA is $145MM and will be measured from start-up through August 1, 2007.

        If on August 1, 2007, the total EBITDA is greater than or equal to 75% of the Target EBITDA, the restrictions will lapse on a total number of EPD phantom units equal to the percentage (not to exceed 100%) of the Target EBITDA achieved (as long as equal to or greater than 75%), with any remaining EPD phantom units forfeited. If the total EBITDA is less than 75% of the Target EBITDA on such date, then all of the EPD phantom units will be forfeited. EPD phantom units that become vested may be paid in EPD common units, cash or any combination thereof under the terms of the EPD Plan, as determined by the EPD Plan’s committee

        As discussed above, these EPD performance-based restricted phantom units will be subject to the same restrictions set forth in the GTM Plan, including prohibitions against transfer and resale. During the restriction period, you may not vote your EPD phantom units nor will you receive any distributions on those EPD phantom units.

Sincerely,

GULFTERRA ENERGY PARTNERS, L.P.

By:	/s/ James H. Lytal
James H. Lytal President and Chief Commercial Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

AGREED TO AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

/s/ Bart Heijermans
Bart Heijermans